                                                                   EXHIBIT D-1.3

                           UNITED STATES OF AMERICA
                     FEDERAL ENERGY REGULATORY COMMISSION


          Before Commissioners: James J. Hoecker, Chairman;
                                Vicky A. Bailey, and William L. Massey.

          Union Electric Company      )   Docket Nos. EC96-7-000, 001,
            and Central Illinois      )     ER96-677-000, 001, ER96-679-
            Public Service Company    )     000, 001 and EL98-1-000



                                Opinion No. 417

                    OPINION AND ORDER AFFIRMING IN PART AND
          REVERSING IN PART INITIAL DECISION, DISMISSING REHEARINGS,
              ACCEPTING SETTLEMENT, AND INITIATING INVESTIGATION

                           (Issued October 15, 1997)

               In this opinion the Commission approves the proposed merger on the condition that the Applicants comply with the ratepayer commitments made during this proceeding, as further discussed below.

          I.  Introduction
              ------------

               A.  Hearing Order
                   -------------

               These proceedings involve Union Electric Company's (Union Electric) and Central Illinois Public Service Company's (Central Illinois) (collectively, Applicants) request that the Commission approve their: (1) joint merger application under section 203 of the Federal Power Act (FPA), 16 U.S.C. (S) 824b (1994), in Docket No. EC96-7-000; (2) System Support Agreement and Joint Dispatch Agreement in Docket No. ER96-679-000; and (3) open access transmission tariff in Docket No. ER96-677-000. 1/ On October
                                                          -
          16, 1996, the Commission issued an order in the above proceedings that set the proposed merger for hearing because the Commission found that significant issues had been raised regarding the effect of the merger on: (1) costs and rates; (2) impairment of effective regulation; and (3) the competitive situation, particularly the effect of transmission constraints in the relevant markets. See Union Electric Company, et al., 77 FERC
                             ---------------------------------

          ____________________

          1/ Under the terms of the proposed merger, the Applicants would become wholly-owned subsidiaries of a newly-formed company named Ameren Corporation (Ameren). Ameren would be a registered public utility holding company under the Public Utility Holding Company Act of 1935 (PUHCA), 15 U.S.C.
               (S)(S) 79a, et seq. (1994).
                           ------

          Docket No. EC96-7-000, et al.               - 2 -
                                 -----

          (P) 61,026 (1996). In addition, the Commission set for hearing the Joint Dispatch Agreement and the System Support Agreement and the rates contained in the Applicants' proposed open access transmission tariffs, and directed the Applicants to re-file within 30 days of the date of the order revised non-price terms and conditions for their post-merger tariff that complied with the requirements of Order No. 888. 2/
                                             -

               Regarding the effect on costs and rates, the Commission set for hearing the Applicants' proposed open season 3/ to determine
                                                           -
          whether it provided adequate protection for wholesale ratepayers (those that receive bundled generation and transmission service as well as those that receive unbundled generation or transmission service) and what ratepayer protection mechanisms might be suitable for the proposed merger. The Commission also set for hearing the Applicants' proposed shared savings plan and cost recovery mechanism.

               Regarding the merger's impact on the competitive situation, the Commission found that although the concentration measures in all of the relevant markets were below the thresholds that would trigger a concern about the merger, two transmission constraints


          _________________

          2/   See Promoting Wholesale Competition Through Open Access Non-
          -    discriminatory Transmission Services by Public Utilities;
               Recovery of Stranded Costs by Public Utilities and
               Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540
               (May 10, 1996), FERC Stats. & Regs. (P) 31,036 (1996), order
                                                                      -----
               on reh'g, Order No. 888-A, 62 Fed. Reg. 12,274 (March 14,
               --------
               1997), FERC Stats. & Regs. (P) 31,048 (1997), reh'g pending.
                                                             -------------

          3/   Under their open season proposal, Union Electric's and
          -    Central Illinois' existing wholesale requirements customers could terminate their contracts by providing 90 days' notice commencing on the day the Applicants file a rate increase that would affect that customer. In addition, for Central
               Illinois' wholesale customers served under formula rates, Central Illinois would allow those customers to terminate their contracts if: (1) Central Illinois filed a rate increase affecting them, or (2) the level of Central
               Illinois' administrative and general (A&G) expenses reflected in the formula rates were higher during any 12-month period following the merger than during the 12-month period preceding the date of the merger's consummation.
               (The Applicants claim that the merger-related costs are most likely to be reflected in A&G expenses in these formula rates.) Exhibit 1 at 24-26; 77 FERC at 61,107.

          Docket No. EC96-7-000, et al.               - 3 -
                                 -----

          were not adequately addressed by the Applicants. 4/  The
                                                           -
          Commission found that these transmission constraints might limit wholesale bulk power transactions into or across Union Electric's system. Thus, the Commission set for hearing the effect of these two constraints on the competitive situation. The Commission also noted that it was engaged in a general review of its merger policy, which had not yet been completed. 77 FERC at 61,109-10. The Commission stated that when it acted, the parties and the presiding administrative law judge (presiding judge) should take that action into account. 77 FERC at 61,106-07.

               Regarding the merger's impact on effective regulation, the Commission stated that it would not set this issue for hearing if the Applicants agreed to abide by the Commission's policies regarding intra-corporate transactions within the newly-formed holding company structure. 77 FERC at 61,101, 61,109. By letter dated October 29, 1996, the Applicants agreed to abide by the Commission's policies with respect to intra-corporate transactions. See Exhibit 108. Therefore, the merger's impact on effective regulation is no longer at issue in this proceeding.

               B.  Issues Settled
                   --------------

               On February 6, 1997, the Applicants withdrew their request for approval of the System Support Agreement, and on February 21, 1997, as amended February 26, 1997, the Applicants filed a settlement offer to resolve certain issues. On July 21, 1997, the Commission approved the partial settlement 5/ which resolved
                                                         -
          for all of the parties in this proceeding: (1) all open access tariff rate issues (i.e., all outstanding issues in Docket No.
                              ----
          ER96-677-000), and (2) whether the terms and conditions of the Joint Dispatch Agreement are just and reasonable and not unduly discriminatory or preferential. 6/ By letter dated March 7,


          ___________________

          4/   The Applicants stated that Union Electric had experienced
          -    thermal limits on:  (1) the two 345/138 kV transformers at the Cahokia substation; and (2) the two 138 kV lines between the Cahokia and Central substations. 77 FERC at 61,109-10.

          5/   Under the terms of the settlement, within 30 days of the
          -    closing of the merger the Applicants must file a complete
               tariff reflecting the settlement with an accurate Table of Contents, including the substitute settlement tariff sheets, and a revised page of the Joint Dispatch Agreement. With regard to the Joint Dispatch Agreement, the settlement states that Order No. 888 public utility holding company compliance issues will not be addressed in this proceeding, but at the time of the Applicants' compliance filing. In addition, the Applicants agreed to modify section 7.03 of the Joint Dispatch Agreement to include imputed transmission revenues from Third Party Sales.

          Docket No. EC96-7-000, et al.               - 4 -
                                 -- --
          discriminatory or preferential. 6/ By letter dated March 7,
                                          -
          1997, the Applicants notified the presiding judge that they were withdrawing their proposed shared savings plan and plan for the recovery of merger-related costs.

               On July 21, 1997, the Applicants, the City of Kirkwood (Kirkwood), and the Missouri Joint Municipal Electric Utility Commission (Missouri Municipal) jointly filed a settlement agreement with the Commission that they stated resolved the disputes between them. 7/ On August 11, 1997, Trial Staff filed
                                 -
          comments supporting this settlement. Among other things, under the settlement agreement, Kirkwood and Missouri Municipal withdrew their objections to the merger effective upon Commission acceptance of the settlement agreement and further requested that the merger be approved. We will approve this settlement agreement between the Applicants and Kirkwood and Missouri Municipal. We find that this settlement agreement is fair and reasonable and in the public interest.

               Consequently, as a result of settlement agreements the only intervenors that presently oppose the merger are: Soyland Power Cooperative, Inc. (Soyland), UtiliCorp United, Inc. (UtiliCorp), and Central Illinois Light Company (CILCO).

               C.  The Initial Decision
                   --------------------

                On April 30, 1997, the presiding judge issued an Initial Decision that conditionally approved the proposed merger. Union
                                                                     -----
          Electric Company, et al., 79 FERC (P) 63,007 (1997).
          ----------------

               The presiding judge found that Soyland did not meet its burden of going forward, and ruled that Soyland had submitted insufficient evidence to substantiate its anticompetitive claims. However, the presiding judge nevertheless imposed the following three merger conditions on the Applicants: (1) Union Electric must grant an open season to UtiliCorp by allowing it to terminate its existing contract subject to a determination of any stranded cost obligation; (2) Central Illinois must modify its existing transmission service agreement with Soyland to pass through merger-related savings; and (3) Central Illinois must


          ______________________

          6/   However, the settlement did not resolve the issue of whether
          -    the Joint Dispatch Agreement would adversely affect the
               terms and conditions or the level of charges to Central
               Illinois' formula rate customers under existing agreements.

          7/   The City of Springfield (Springfield) is not a party to this
          -    settlement but does not oppose the settlement, and will
               withdraw its intervention without prejudice to pursuing in other proceedings the issues raised in its intervention.

          Docket No. EC96-7-000, et al.               - 5 -
                                 -----
          modify its Power Service Agreement with Soyland to reflect that savings related to the Joint Dispatch Agreement will flow through to Soyland.

               On May 20, 1997, the Applicants, Soyland, UtiliCorp, CILCO, and the Commission Trial Staff filed Briefs On Exceptions to the Initial Decision. On May 30, 1997, Soyland, UtiliCorp, CILCO, and Trial Staff filed Briefs Opposing Exceptions. On June 2, 1997, one day late (due to the failure to deliver the original brief along with the copies), the Applicants filed a Reply Brief to the Exceptions asking that we accept it as their late-filed Brief Opposing Exceptions. The Applicants stated that the brief was timely served. No party opposed the Applicants' request. Therefore, we will accept the Applicants' brief for good cause shown.

          II.  Effect of the Proposed Merger on Competition 8/
               -------------------------------------------- -

               A.  Transmission Constraints
                   ------------------------

               The Commission's hearing order noted that the proposed merger did not raise post-merger concentration in any relevant market enough to warrant additional investigation. However, the Commission required additional information on two transmission constraints on Union Electric's system, located between the Union Electric and Central Illinois systems, and set for hearing the effect of the constraints on: (1) the appropriate relevant geographic markets; (2) the Applicants' proposed plans to remedy the constraints; and (3) the Applicants' proposed post-merger market power.

                    1.  Presiding Judge's Ruling
                        ------------------------

               The presiding judge found that the transmission constraints identified in the Commission's hearing order, and their effect on competition, were no longer at issue. In response to the three questions posed in the Commission's order, the presiding judge found that the constraints had a minimal impact in the past, and noted that the constraints had been binding only for 40 hours during the last three years (stipulated by all the active parties). The presiding judge also determined that these constraints would be alleviated by Union Electric's plans to build upgrades that are expected to increase the transmission



          ____________________

          8/   We will analyze the competition issues under two categories:
          -    (1) market power concerns caused by transmission
               constraints; and (2) other market power concerns.

          Docket No. EC96-7-000, et al.               - 6 -
                                 -- --

          capability into and through the merged system when they are completed in 1997 and 1998. 9/
                                      -

                    2.  Commission Decision
                        -------------------

               We note that no party excepted to the presiding judge's ruling on this issue. Therefore, based on the record before us, we conclude that the transmission constraints identified will not materially affect the scope of the relevant geographic markets.

               B.  Other Market Power Concerns
                   ---------------------------

                    1.  Arguments Before the Presiding Judge
                        ------------------------------------

               Soyland argues that the merger would harm competition in the generation and transmission markets, and would have an adverse effect on wholesale customers and retail competition. 10/ In
                                                                --
          this regard Soyland argues that potential purchasers of energy from Soyland would be disadvantaged in competing with the merged entity and others because Soyland is tied to an existing long-term contract (the TSA) containing transmission rates that are higher than those in the proposed Ameren tariff. As a consequence, Soyland claims that new and existing electric generators interconnected with Union Electric would be disadvantaged when attempting to sell power to Soyland since they would have to pay pancaked transmission rates, and that new independent power producers that locate in the region would have an incentive to take service under the Ameren tariff rather than locate in Soyland's region and obtain service under the TSA. Soyland argues that its members might also locate Soyland-owned generation at sites other than the lowest-cost source because of the transmission rate disparity; and as a result of the rate disparity between the Ameren tariff and Soyland's higher TSA rate, new or expanding industrial or commercial customers might prefer service under the Ameren tariff. Moreover, if its 21 members were to withdraw from Soyland, Soyland claims that it would incur significant transactional and administrative costs. 11/
          --

          ___________________

          9/   See 79 FERC at 65,035, Exhibit 102 at 6, and Exhibit 138 at
          -    3-4, for a detailed description of how these upgrades will remedy the two transmission constraints.

          10/  Soyland has two jurisdictional formula rate contracts with
          -- Central Illinois: a power supply agreement (PSA) and a transmission services agreement (TSA).

          11/  Soyland Initial Brief at 21-49; Soyland Reply Brief at 20-21.
          --

          Docket No. EC96-7-000, et al.               - 7 -
                                 ----

          In addition, Soyland argues that the economic inefficiency problems that are reflected in these concerns constitute an "other factor" that characterizes the market that, under the Merger Policy Statement, 12/ should be evaluated to assess
                                   --
          whether the merger has potential anticompetitive effects. 13/
                                                                    --
          Soyland also claims that a properly performed delivered price test would show that, post-merger, the Applicants will be able to maintain high delivered prices to Soyland. 14/
                                                     --

               The Applicants and Trial Staff contend that Soyland's arguments are flawed because it performed no market power study, it confused harm to a competitor with harm to competition, and its arguments are not based on record evidence.

               2.  Presiding Judge's Ruling
                   ------------------------

               The presiding judge concluded that a merger's ability to enhance market power in generation is not merely tied to transmission constraints, but must be "viewed through the prism of the myriad of market conditions resulting from the merger and a determination of whether generation market power will be obtained from such resulting conditions that the threshold articulated in Order No. 592 is exceeded." 79 FERC at 65,037. The presiding judge held that the Applicants had the ultimate burden of proof in demonstrating that their proposed merger is in the public interest. The presiding judge also stated that because Soyland raised the market power issue, it had the burden of going forward with evidence that the merged entity's market power in generation exceeded the thresholds articulated in the Merger Policy Statement. The presiding judge stated that Soyland had not met its burden since it did not submit substantiating evidence and did not undermine the credibility of the Applicants'


          _____________________

          12/  Inquiry Concerning the Commission's Merger Policy Under the
          -- Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (December 30, 1996), FERC Stats. & Regs.
               (P) 31,044 (1996), order on reconsideration, Order No. 592-A,
                                  ------------------------
               79 FERC (P) 61,321 (1997) (Merger Policy Statement).
                                          -----------------------

          13/  Soyland Initial Brief at 45-49 & n.86, citing the Merger
          -- Policy Statement at 30,118, where step 2 of the Department of Justice Guidelines provides that the merger analysis should "evaluate whether the extent of concentration and other factors that characterize the market raise concerns
               -------------
               about potential adverse competitive effects . . . ."
               (Emphasis added.)

          14/  Soyland Initial Brief at 34.
          --

          Docket No. EC96-7-000, et al.               - 8 -
                                 -----

          and Trial Staff's witnesses. 15/ Therefore, the presiding judge
                                       --
          ruled that no further competitive analysis was necessary. However, as discussed below, the presiding judge also held that, although Soyland failed to carry its burden, he could not conclude that there was no merger-related impact on the generation market requiring mitigation.  Id.
                                                   --

               3.  Arguments On and Opposing Exceptions
                   ------------------------------------

               Soyland excepts to the presiding judge's findings that: (1) Soyland had the burden of going forward to show that the Applicants would be able to exercise market power in generation, transmission, wholesale, and retail markets as a result of the merger, and (2) Soyland failed to meet its burden of proof regarding thresholds under the Merger Policy Statement. Soyland argues that the Merger Policy Statement places on merger applicants the burden of producing an Appendix A delivered price study analyzing the effect of the merger in each relevant market. Soyland reargues that the Merger Policy Statement cannot be interpreted as stating that those opposed to a merger can only prevail if they show increased generation concentration when concentration in the Soyland destination market has been shown to be 100 percent before the merger. 16/ Soyland asserts that the
                                            --
          Commission could not have adopted a merger policy that would clearly favor merger applicants over transmission dependent utility (TDU) customers and competitors.

               Soyland also argues 17/ that it does not have the burden of
                                   --
          proving that the Applicants possess transmission market power, and in any event it met that burden by showing the Applicants' ability to maintain a transmission rate that is almost three times higher than Ameren's open access rate. Soyland asserts that this relative price disparity is caused by a combination of factors that include: (1) Central Illinois' proposed merger with a lower cost provider; (2) the Energy Policy Act of 1992 and the Commission's initiatives (such as Order Nos. 888 and 888-A) to introduce partial competition into the bulk power market; (3) the



          ______________________

          15/  The presiding judge made similar determinations with regard
          -- to the merger's effect not only on generation market power but also on transmission market power, wholesale customers, and retail competition.

          16/  Soyland Brief on Exceptions at 45.
          --

          17/  Soyland relies on El Paso Electric Company, et al., 68 FERC
          --                                               -----
               (P) 61,181 at 61,914 (1994) (El Paso) where the Commission
                                            -------
               stated that before the Commission would consider approving a merger, the applicants must agree to offer comparable transmission service to others.

          Docket No. EC96-7-000, et al.               - 9 -
                                 -- --

          Commission's policy of non-abrogation of existing contracts; and
          (4) Central Illinois' refusal to make Ameren's open access rate available to Soyland (even though the open access rate is available to the Applicants' new customers and Central Illinois itself). 18/
                   --
               Furthermore, Soyland claims that the presiding judge erred by failing to require either Trial Staff or the Applicants to perform separate delivered price analyses for markets comprised of: (1) Soyland alone, (2) all of Central Illinois' formula rate customers, (3) all of Central Illinois' wholesale customers, and
          (4) all of Central Illinois' wholesale and retail customers. Regarding the preliminary competitive analysis that was performed by Trial Staff, Soyland disagrees with the inputs used and thus with the results of that analysis. For example, Soyland argues that the correct transmission price in a delivered price analysis is Soyland's actual cost to transmit power rather than the Ameren open access rate used by Trial Staff. 19/
                                                --
               Lastly, Soyland excepts to the presiding judge's failure to specify how Soyland will be insulated from pancaked transmission rates resulting from the merger (i.e., separate transmission
                                           ---
          rates across Union Electric's and Central Illinois' transmission systems). Soyland argues that although the Applicants offered to cap the charges to Soyland (for post-merger transmission access to the Union Electric portion of Ameren system) at Union Electric's current stand-alone open access rate, Soyland would not benefit from any potential rate reductions of Union Electric's stand-alone rate in the future because Union Electric does not intend to retain its stand-alone rate after the merger. 20/
          --
               The Applicants and Trial Staff except to the presiding judge's reliance on Soyland's "other factor" argument and


          __________________

          18/  Soyland Brief on Exceptions at 9-10, 52-56.  Soyland also
          -- claims that the Applicants' generation market power arises from their transmission market power, and that the merger would facilitate the exercise of the Applicants' pre-existing transmission market power in generation markets. Soyland claims that Central Illinois unlawfully ties generation to transmission. As evidence, Soyland notes that at settlement negotiations Central Illinois attempted to compel Soyland to purchase its high-cost generation as a condition of taking service under the Ameren open access tariff. Soyland Brief on Exceptions at 46-48.

          19/  Soyland Brief on Exceptions at 36-37.
          --
          20/  Soyland Brief on Exceptions at 50-51.
          --

          Docket No. EC96-7-000, et al.               - 10 -
                                 -- --

          departure from the legal standards set forth in the Merger Policy Statement. They argue that the presiding judge erred in creating his own legal standard of review in this proceeding. The Applicants also dispute Soyland's claim that Central Illinois is tying its generation with transmission to force Soyland to purchase generation from the Applicants. The Applicants argue that they will have no opportunity to sell generation to Soyland when Soyland's PSA expires because Soyland has already contracted to purchase its power requirements from Illinova Corporation (Illinova) (an affiliate of Illinois Power Company) for ten years after the PSA expires in 1999. The Applicants also argue that Soyland, under the guise of concerns about increased market concentration, actually is concerned that its existing transmission rates are too high. Both the Applicants and Trial Staff claim that Soyland's concerns are irrelevant here. 21/
                                                                   --

               4.  Commission Decision
                   -------------------

                               Generation Market Power
                               -----------------------

               Notwithstanding Soyland's arguments, we find that competition will not be harmed as a result of this merger, and the competition studies submitted in this proceeding support this finding. We note that the Applicants' witness Frame filed testimony containing an analysis for numerous relevant markets comparing pre- and post-merger market concentration based on total generation capacity, uncommitted generation capacity, and non-firm energy sales (Exhibit 63 at 76-89; Exhibits 64-79). Witness Frame stated that these analyses showed that the United States Department of Justice Merger Guidelines (Merger Guidelines) thresholds were not exceeded in any relevant market. A Trial Staff witness also testified that he had performed what he described as a preliminary Appendix A analysis that showed that the Merger Guidelines thresholds were not exceeded in any relevant market (Tr. 1962, 1971). 22/ We note that Soyland did
                                            --
          not sponsor any studies which challenged the testimony of these witnesses. In addition, in our hearing order, we stated that we had performed our own analysis of the competitive effects of the proposed merger, and that the concentration measures in all of the relevant geographic markets were below the thresholds in the Merger Guidelines that would raise concern. 77 FERC at 61,109. We note that no party sought rehearing on this finding.



          ___________________

          21/  Applicants Brief Opposing Exceptions at 7-10, 24-25; Trial
          --   Staff Brief Opposing Exceptions at 14-42.

          22/  Trial Staff's study, not received into evidence, was of
          -- generation concentration in TDU markets in both the Central Illinois and Union Electric territories.

          Docket No. EC96-7-000, et al.               - 11 -
                                 -- --

               Neither the Merger Guidelines nor the Merger Policy Statement support Soyland's position that this merger be rejected or conditioned because of a highly concentrated market pre-merger. The merger itself does not significantly add to that level of concentration. Under the Merger Guidelines, a merger in a highly concentrated market potentially raises a competitive concern when the change in the HHI index exceeds 50. A change in the HHI is an important factor to consider when deciding whether a merger raises market power concerns, 23/ yet in this case no
                                                 --
          party has shown that there would be any change in the HHI that would exceed 50 in any relevant market (including the Soyland destination market) and neither did our own analysis.

               At a prehearing conference Soyland and Southwestern Public Service Company (Southwestern) (Southwestern subsequently withdrew from the proceeding) argued that the then recently issued Merger Policy Statement, specifically, the competitive analysis screen should be applied to this proceeding. Consequently, the presiding judge certified to the Commission a question of procedure regarding whether the Applicants should be required to supplement the record to incorporate the competitive analysis screen contained in Appendix A of the Merger Policy Statement. The Commission stated that the presiding judge and the parties were at that juncture in the best position to evaluate the evidence in the proceeding. Therefore, the Commission stated that the presiding judge should determine whether the record adequately addressed the concerns that underlie the new competitive analysis screen and, if the record did not address these concerns the presiding judge should direct the Applicants to supplement the record. 24/
                                                   --
               The presiding judge stated that he read the Commission's response to the certification to mean that he was to "look at the evidence on the record" to determine whether or not an analysis screen should be ordered. The presiding judge found that since Soyland could not support the need for the screen based on the evidence already in the record, and since Soyland acknowledged that there was no basis to disbelieve the testimony of Trial Staff that the change in the HHI's would not exceed the thresholds contained in the Merger Guidelines, an analysis screen would not further clarify the record, but would only reiterate preliminary findings of Trial Staff's witness on the issue of market concentration. Therefore, the presiding judge ruled that a competitive analysis screen would not be required.


          __________________

          23/  See, e.g., San Diego Gas & Electric Company, et al., 79 FERC
          --   ---- ---                                     -----
               (P) 61,372 at 62,566 & n.60 (1997).

          24/  Union Electric Company, et al., 78 FERC (P) 61,162 at 61,695-
          --                           -----
               96 (1997).

          Docket No. EC96-7-000, et al.               - 12 -
                                 -- --

               We will reject Soyland's claim that the Applicants had the burden of producing a delivered price analysis, and that the presiding judge erred by not requiring that either Trial Staff or the Applicants submit an Appendix A analysis. The only issue on competition set for hearing in this proceeding was the proposed merger's effect on two transmission constraints on Union Electric's system, and all the parties agree that this concern is no longer an issue in this case. In our hearing order we stated that the presiding judge should take into account the final outcome of our merger analysis, i.e., the Merger Policy
                                          ----
          Statement. That is exactly what the presiding judge did. Moreover, in our order addressing the presiding judge's certified question of procedure, we found that the presiding judge would be in the best position to determine whether the record adequately addresses the concerns that underlie the competitive analysis screen. The presiding judge followed our direction and supplemented the record by conducting cross-examination on this issue, and determined that there was ample record evidence to resolve the competition issues. On this basis the presiding judge correctly found that an Appendix A analysis was unnecessary to resolve the competition issues set for hearing. 25/
                                                             --


          ____________________

          25/  At the conclusion of the hearing, the presiding judge ruled
          -- that as a result of the additional evidence presented at hearing from the Applicants and Trial Staff witnesses, the record was adequate to address competition issues, and that he would thus not require the competitive analysis screen prescribed by the Merger Policy Statement. A Trial Staff witness testified during cross-examination that in all the relevant markets the concentration levels were below the thresholds that are of concern in the Merger Guidelines.
               Tr. 1962. That witness also testified that his analysis was fully complete regarding the concerns Soyland raised pertaining to its transmission contracts. Tr. 1971.

               The Applicants' witness Frame stated during cross-examination that he analyzed the impact of the merger using a framework substantially the same as that contained in the Merger Guidelines. Tr. 1612. Mr. Frame concluded in his prepared testimony that the merger would not create or increase market power in the Soyland market. Exhibit 63 at
               5. The presiding judge also concluded that Soyland could not identify additional evidence that would be obtained under an Appendix A analysis that would change the results of the competition analyses performed by the Applicants and Trial Staff.

          Docket No. EC96-7-000, et al.               - 13 -
                                 -- --

                              Transmission Market Power
                              -------------------------

               We also find that the merger does not raise any transmission market power concerns because the transmission facilities owned by the Applicants may be accessed post-merger under the Ameren open access tariff. 26/ Therefore, customers will have non-
                              --
          discriminatory access to the merged transmission system, and the Applicants will not be able to exercise transmission market power. 27/ With respect to Soyland's concern regarding pancaked
                 --
          transmission rates, we find that Soyland can address this issue when it seeks to expand its service beyond Central Illinois' transmission system. 28/
                               --

               Moreover, we find that Soyland has not demonstrated how this merger would enhance or facilitate the Applicants' exercise of market power. Under Commission precedent Soyland is required to show a nexus between the proposed merger and the alleged competitive harm in order for a remedy to be appropriate. 29/
                                                                    --
          Soyland's only argument in this regard is that its TSA rates are too high relative to Ameren's open access rates. However, we note that both Union Electric and Central Illinois previously had


          ____________________

          26/  As noted previously, the only competitive issue set for
          -- hearing in the Commission hearing order was the effect on competition of two transmission constraints. However, as discussed above, in response to the Commission's directive to assess whether the record adequately addressed the concerns that underlie the competitive analysis screen, the presiding judge subsequently allowed the parties the opportunity to raise transmission market power concerns. See 79 FERC at 65,030.

          27/  See, e.g., Atlantic City Electric Company, et al., 80 FERC
          --   ---  ---                                   -- --
               (P) 61,126 at 61,403 (1997); PG&E Corporation et al., 80 FERC
                                                             -- --
               (P) 61,041 at 61,131 (1997).

          28/  The Commission addressed a similar issue in Southern Company
          --   Services, Inc., 72 FERC (P) 61,324 at 62,404 (1995) and
               Entergy Services, Inc., 63 FERC (P) 61,025 at 61,146 (1993) where we concluded that the interplay of existing agreements providing limited service and the new open access transmission tariff providing expanded service should not result in customers being charged multiple rates for a single transmission service and that such concerns should be addressed in a separate proceeding concerning the contract at issue.

          29/  See Duke Power Company, et al., 79 FERC (P) 61,236 at 62,041
          --   (1997) (Duke); Cincinnati Gas & Electric Company, et al., 64
                       ----                                      -- --
               FERC (P) 61,237 at 62,726 (1993).

          Docket No. EC96-7-000, et al.               - 14 -
                                 -- --

          filed stand-alone open access tariffs, and the rates in those tariffs were already higher than Soyland's TSA rate. Therefore, the relative price disparity Soyland complains of is not merger-related. We find that Soyland is actually complaining about its existing agreements with Central Illinois, and it wants us to abrogate these contracts as a condition to the merger. We note that if transmission customers are concerned that their existing agreements are not just and reasonable, they should raise such concerns in a section 206 complaint proceeding.

               We agree with the Applicants and Trial Staff that Soyland's arguments confuse "harm to an individual competitor" with "harm to competition." Our responsibility under section 203 of the FPA is to determine whether the merger will harm the competitive process, not individual competitors. In this regard, we note that in Northeast Utilities Service Company v. FERC, et al., 993
                  ---------------------------------------------------
          F.2d 937, 951 (1st Cir. 1993) the First Circuit stated:

               In evaluating [public utility mergers], the Commission
               is required to find that the entire transaction, taken
               as a whole, is consistent with the public interest. 16 U.S.C. (S) 824b(a). Each element of the transaction need not benefit every utility or individual which might be affected; rather, the whole transaction must be consistent with the interest of the "public." There is no reason to think that the interest of [any] individual . . . is synonymous with the "public" interest.

               Lastly, we find no merit to Soyland's claims that Central Illinois will use its transmission system to force Soyland to purchase generation from Ameren. We note that Soyland has already contracted to purchase its power requirements from Illinova on a 10-year requirements basis when the PSA expires in 1999. 30/
                --

          III.  Effect of the Merger on Rates
                -----------------------------

               A.  Arguments Before the Judge
                   --------------------------

               After the initial filing, the Applicants committed to additional ratepayer protections. First, the Applicants offered an additional hold harmless protection to UtiliCorp 31/ to cap
                                                              --


          ______________________

          30/  Exhibit 406 at 14; Exhibit 169 at 9.
          --

          31/  UtiliCorp and Union Electric are parties to an Interchange
          -- Agreement (providing for a variety of different transactions) and a System Participation Power Agreement
               (SPPA).  Under the SPPA, Union Electric is obligated to
                                                            (continued...)

          Docket No. EC96-7-000, et al.               - 15 -
                                 -- --

          UtiliCorp's annual energy charges under the SPPA at the levels that were reflected in the Union Electric estimates given to UtiliCorp at the time of contract negotiation. 32/ Second, the
                                                         --
          Applicants offered Central Illinois' formula rate customers (including Soyland) enhancements to their earlier ratepayer protection in two respects: (1) the 12-month base period would be changed from the 12-month period preceding the merger consummation date, to the 12-month period ending July 1995 (the month the merger was announced); 33/ and (2) the open season
                                           --
          opportunity that was to be triggered by an increase in A&G expenses would instead be replaced by a rate cap for all transmission and power supply components in the formula (except for energy costs) during the first five years after the merger. 34/
          --

               The Applicants and Trial Staff contend that: (1) UtiliCorp, CILCO, and Soyland are adequately insulated from merger-related harm and that no additional ratepayer protection is required beyond that which has been offered by the Applicants, and (2) these intervenors are seeking to use this merger to obtain early termination of their existing contracts with the Applicants.



          ___________________

          31/  (...continued)
          --
               provide 115 MW of non-firm capacity and associated energy to UtiliCorp through 2001. The demand charges under the SPPA are fixed. UtiliCorp is under no obligation to purchase any energy under the SPPA, but if it does, the energy charge is set at Union Electric's incremental cost plus ten percent.

          32/  Applicants Brief On Exceptions at 21; Exhibit 395 at 48.
          --

          33/  That change was made to address intervenor concerns that the
          --
               formula billings during the 12-month period preceding the merger consummation date could be higher than normal due to the inclusion of costs associated with merger transition activities.

          34/  Applicants' Brief On Exceptions at 21; Exhibit 106 at 7;
          --
               Exhibit 164 at 6-7. That rate cap mechanism would operate as follows. During the computation of each monthly bill, Central Illinois will evaluate the 12-month period consisting of the current billing month and the 11 previous billing months to determine if the average rate during that 12-month period exceeds the applicable rate cap for the formula's non-energy costs. If the rate cap is exceeded, a refund will be made for the amount of the excess. (These formula rate customers will remain free to leave Central Illinois' system under the previously-offered open season protection if Central Illinois files for a rate increase with the Commission.)

          Docket No. EC96-7-000, et al.               - 16 -
                                 -- --

               UtiliCorp, CILCO, 35/ and Soyland each claim that they will
                                 --
          incur merger-related ratepayer harm, and seek either additional ratepayer protections 36/ or an unconditional open season (under
                                --
          which all wholesale power purchase and transmission customers would immediately be entitled to terminate their existing contracts with the Applicants and arrange for alternate suppliers). Specifically, these intervenors raised the following similar concerns: (1) the Applicants failed to meet their burden of persuasion under the Merger Policy Statement to show that wholesale customers will be adequately protected from the adverse effects of the merger; (2) few, if any, cost savings or rate reductions are expected to be passed on to these three intervenors as a result of the merger; 37/ (3) their energy
                                                 --
          charges for purchases from the Applicants are likely to increase as a result of the merger; and (4) their ability to buy energy on the open market will not adequately protect them from this merger-related harm. 38/
                               --


          ____________________

          35/ CILCO and Central Illinois are parties to an Interconnection -- Agreement, under Schedule A of which the two utilities agree to provide each other with limited term power from temporarily surplus generating capacity. The two utilities have also entered into two limited term purchase agreements. The first agreement expires in 2002 and requires Central Illinois to supply CILCO with a minimum of 100 MW; the second agreement expires in 2009 and requires Central Illinois to supply CILCO with a minimum of 50 MW. Demand charges under both of these limited term purchase agreements are fixed, while energy charges are set at Central Illinois' out-of-pocket costs plus 10 percent.

          36/  If the Commission would not grant it an immediate open
          -- season, UtiliCorp argued that, at a minimum, the merger should be approved with a "hold harmless" condition that would track energy cost changes to ensure that the energy prices it pays for purchases from Union Electric will not increase as a result of the merger. (Although UtiliCorp's demand charge will remain fixed after the merger, it will pay Ameren's, instead of Union Electric's, incremental cost plus ten percent for energy as a result of the Joint Dispatch Agreement.)

          37/  UtiliCorp and Soyland claimed that the Applicants' proposed
          -- rate caps provide inadequate ratepayer protection to them because the rate caps only insulate against certain types of cost increases, and they do not cause any merger savings to be passed on.

          38/  UtiliCorp Initial Brief at 8-27; CILCO Initial Brief at 21-
          --   33; Soyland Initial Brief at 49-67.

          Docket No. EC96-7-000, et al.               - 17 -
                                 -- --

               With regard to (3) above, CILCO argues that the merger will unilaterally change the terms of the CILCO Agreements because its payments under these agreements will become based on Ameren's incremental energy costs rather than Central Illinois' incremental energy costs. Specifically, CILCO argues that the Applicants, by jointly dispatching the generating units of the combined system, will place CILCO's position in the pricing queue for energy after customers of both Central Illinois and Union Electric, even though CILCO negotiated its payments for energy on the basis of its position in a pricing queue that would follow only Central Illinois' customers. 39/ CILCO contends that this,
                                            --
          in turn, would adversely impact the energy rates it pays under the CILCO Agreements. 40/
                                --
               Soyland and UtiliCorp raise several additional concerns with regard to the merger's effect on rates. First, both intervenors argue that the Applicants' open season proposal offers inadequate ratepayer protection for certain wholesale customers. Specifically, Soyland argues that the Applicants' open season proposal does not provide it with a reasonable opportunity to terminate its contracts with Central Illinois because it can only use the open season if Central Illinois files for a rate increase with the Commission, which Soyland claims is unlikely.

               Second, both intervenors allege rate discrimination as a result of the merger. Soyland contends that the Applicants' actions are unduly discriminatory and violate the Commission's rules on comparability because the Applicants and its new customers take service under the Ameren tariff but the Applicants will not allow Soyland to do so. Soyland contends that the relative price disparity between its TSA rate and the Ameren open access rate constitutes a ratepayer harm within the meaning of the Merger Policy Statement. Accordingly, Soyland argues that the merger must be conditioned on the removal of this undue discrimination. 41/ UtiliCorp argues that, unlike the rate
                          --
          reductions offered to Union Electric's retail and wholesale requirements customers in a proceeding before the Missouri Public



          _____________________

          39/  According to the contracts, the out-of-pocket energy costs
          -- under the two limited term purchase agreements were to be based on Central Illinois' incurred costs after it has met four other loads in the following priority queue: (1) native load; (2) firm wholesale power contracts; (3) system participation contracts; and (4) previously committed firm coordination power sales contracts. See 79 FERC at 65,034; Applicants Initial Brief at 73-75; Exhibit 419A.

          40/  CILCO Initial Brief at 16-17, 27.
          --
          41/  Soyland Initial Brief at 49-67; Soyland Reply Brief at 34-
          --   47.

          Docket No. EC96-7-000, et al.               - 18 -
                                 -- --

          Service Commission, 42/ Union Electric did not offer a rate
                              --
          reduction to UtiliCorp in this proceeding. Both intervenors claim that this alleged rate discrimination will harm their ability to compete.

               Finally, both UtiliCorp and Soyland argue that the Applicants and Trial Staff incorrectly relied on Enron Corporation, et al. 78 FERC
                                            ------------------------
          (P) 61,179 (1997). 43/ Specifically, Soyland argues that, unlike the
                             --
          power supply agreements involved in Enron, its TSA is a cost-based,
                                              -----
          unbundled, formula rate transmission contract which, if allowed to continue, will: (1) enable Central Illinois to over-recover its revenue requirements for wholesale transmission service, and (2) create a significant disparity between Soyland and all other competitors for delivered bulk power prices.

               B.  Presiding Judge's Ruling
                   ------------------------

               The presiding judge rejected the Applicants' and Trial Staff's arguments that the Merger Policy Statement did not contemplate ratepayer protection for non-requirements or non-captive customers. The presiding judge ruled that there are no broad categories of customers that are excluded from such protection, and the Commission has not adopted a "one-size-fits-all" approach to ratepayer protection. 79 FERC at 65,080.

               The presiding judge agreed with the intervenors that the Merger Policy Statement overruled prior Commission precedent 44/
                                                                       --
          requiring intervenors to show a nexus between a proposed merger and the alleged harm in order to obtain relief. The presiding judge found that the Merger Policy Statement requires that merger applicants have the burden of proving ratepayer protection, including "demonstrating that their merger is in the public interest . . . ."  79 FERC at 65,081.  However, the presiding judge found that intervenors bear the burden of going forward with sufficient evidence to raise substantial doubt if they believe that the Applicants' proposed ratepayer protection

          ________________

          42/  Union Electric's wholesale requirements customers have a
          --
               "most favored nations" clause in their contracts, which ties their rates to those of Union Electric's retail customers.

          43/  In Enron Corporation, et al., 78 FERC (P) 61,179 at 61,737
          --                         ------
               (1997), the Commission rejected intervenors' arguments because they addressed conditions that existed prior to the merger, and the intervenors did not explain how their concerns were affected by the merger.

          44/  See Cincinnati Gas & Electric Company, et al., 69 FERC
          --   ---                                    ------
               (P) 61,005 at 61,042 (1994); Entergy Services Inc., et al., 62
                                                                   -----
               FERC (P) 61,073 at 61,376 (1993).

          Docket No. EC96-7-000, et al.               - 19 -
                                 -- --

          mechanisms or remedies are inadequate. According to the presiding judge, if intervenors raise substantial doubts as to the adequacy of the proposed ratepayer protection or mitigation measures, then the Applicants have the ultimate burden of persuasion that their ratepayer protections are adequate.

                    1.  UtiliCorp's Concerns
                        --------------------

               The presiding judge found that the Applicants did not have to demonstrate that UtiliCorp will not at varying points in time experience higher energy charges as a result of the merger. However, the presiding judge held that the Applicants had the burden of showing that UtiliCorp will not experience a net, overall increase in its SPPA energy charge as a result of the merger. The presiding judge concluded that the Applicants failed to meet this burden and that UtiliCorp would experience merger-related harm. In this regard, the presiding judge relied on the following: (1) Union Electric currently serves UtiliCorp, and Union Electric has the lower average marginal cost of the two merging entities; (2) on average, Ameren's incremental energy charges would be higher than Union Electric's incremental energy charges, thus Midwest Power Systems, et al., 71 FERC (P) 61,386
                        -----------------------------
          (1995) (Midwest) 45/ does not apply to UtiliCorp; 46/ and (3)
                  -------  --                               --
          UtiliCorp would be competitively harmed because while it would continue to pay the same demand charge to Ameren, Applicants would be flowing through merger savings to other retail and wholesale customers (some of which are competitors of UtiliCorp).

               With regard to (1) above, the presiding judge found that since Ameren's incremental energy charges would be, on average, higher than Union Electric's, it "is a statistical imperative
                                                 ----------------------
          that for any random set of instances selected for comparison, the merged entity's incremental charge will generally exceed what [Union Electric] would have charged" absent the merger. 79 FERC at 65,082 (emphasis added.) 47/ Although the presiding judge
                                      --
          _____________

          45/  In Midwest, the Commission rejected the request of a
          --      -------
               municipal customer to condition the merger because the city did not show that costs would increase as result of the merger. The Commission noted that the city acknowledged that post-merger the energy charge would most likely decrease, and its contract allowed it to purchase energy elsewhere. 71 FERC at 62,509.

          46/  The presiding judge stated that UtiliCorp demonstrated, and
          --
               the Applicants conceded, that at certain peak hours under the Ameren energy charge, UtiliCorp would pay higher incremental energy rates than it would without the merger.

          47/  In support of this finding, the presiding judge cited a
          --
                                                            (continued...)

          Docket No. EC96-7-000, et al.               - 20 -
                                 -- --
          rejected UtiliCorp's proposed cost tracking hold harmless provision as administratively infeasible, the presiding judge nevertheless determined that UtiliCorp deserved ratepayer protection from such merger-related harm. Accordingly, he conditioned approval of the merger on the Applicants providing an immediate open season to UtiliCorp under which it could terminate its existing contract with Union Electric. However, the presiding judge's grant of an open season to UtiliCorp was made subject to a stranded cost obligation (of an undetermined amount) if UtiliCorp left the Union Electric system.

               In granting UtiliCorp an open season, the presiding judge:
          (1) held that the Applicants had provided no study or corroborating evidence to support their general conjecture that rate decreases would result from the merger to UtiliCorp's benefit; (2) rejected the Applicants' rate cap proposal because it relied on out-of-date information; (3) noted that the Applicants failed to demonstrate why the presiding judge's "statistical imperative" was not applicable to this merger; and
          (4) rejected the arguments of the Applicants and Trial Staff that UtiliCorp, in signing its SPPA contract with Union Electric in 1987, assumed the risk of future increases in its energy charge from any source. The presiding judge also rejected the Applicants' and Trial Staff's arguments that the particular circumstances of the Commission's decision in Enron are analogous
                                                        -----
          to this proceeding.  Instead, the presiding judge found Enron
                                                                  -----
          factually distinguishable from the instant case.

                    2.  CILCO's Concerns
                        ----------------

               The presiding judge concluded that CILCO would not experience merger-related rate increases because: (1) CILCO provided no evidence demonstrating such harm; (2) CILCO failed to demonstrate substantial doubt as to the adequacy of the Applicants' ratepayer protection mechanism; (3) Ameren's incremental energy charges, on average, would be lower than those of Central Illinois (which currently serves CILCO), thus the Commission's decision in Midwest is applicable to CILCO and the
                                   -------
          "statistical imperative" would benefit CILCO; and (4) unlike Soyland, CILCO did not present any arguments alleging anticompetitive harm from the merger. Accordingly, the presiding judge denied CILCO's request for ratepayer protection. Citing a lack of evidence, the presiding judge also dismissed CILCO's concern that it would receive less reliable service on Ameren's system than it had on Central Illinois' system as a result of being placed in a different position in the energy queue. 79 FERC at 65,083-084.

          ______________

          47/  (...continued)
          --
               textbook on the use of statistical evidence in litigation.

          Docket No. EC96-7-000, et al.               - 21 -
                                 -- --
                    3.  Soyland's Concerns
                        ------------------

               The presiding judge found that Soyland, as a customer of Central Illinois, was in a similar position to CILCO regarding incremental energy rates because the "statistical imperative" works against any contention of rate harm to Soyland. The presiding judge also noted that Soyland, like CILCO, did not provide any evidence to support its claim that it would not be adequately protected regarding system reliability post-merger. 48/ However, the presiding judge concluded that Soyland
          --
          nevertheless deserved ratepayer protection in the form of a rate reduction in its TSA with Central Illinois to reflect non-Joint Dispatch Agreement merger savings because: (1) unlike CILCO, Soyland is a partial requirements TDU customer of Central Illinois; (2) Soyland should not be locked into the rates and terms of its TSA and PSA since changes being ordered by the Commission in Order Nos. 888, 888-A, and 592 are far more significant than the risks that Soyland might reasonably have envisioned when it signed these agreements; (3) Soyland would suffer anticompetitive effects from the merger, and the rate disparity experienced by Soyland is a "hybrid or inter-effect issue that must be analyzed both as a competition and rate issue" (79 FERC at 65,085); and (4) certain other anticompetitive effects -- i.e., economically inefficient consumption decisions
                     ---
          cited by Soyland are caused by the rate disparity, 49/ which is a
                                                             --
          result of the Applicants not sharing the non-Joint Dispatch Agreement merger savings with Soyland.

               The presiding judge conditioned approval of the merger on the Applicants filing revised tariffs amending the PSA, and proposing a formula for reducing the rates under the TSA to reflect "Soyland's appropriate share of non-[Joint Dispatch Agreement] merger savings amortized over the life of the TSA."
          79 FERC at 65,087. The presiding judge also stated that if the Applicants failed to make suitable amendments to the PSA and the
          TSA: (1) Soyland should be given an open season to terminate the PSA and the TSA; (2) the Applicants should be allowed to recover stranded costs if Soyland terminates either agreement under the

          _______________

          48/  Soyland raised concerns that the merger would decrease the
          --
               level of transmission capacity available to it from Central Illinois. See, e.g., Soyland Initial Brief at 40-41.
                          ---  ----
          49/  The presiding judge found that the merger exacerbates the
          --
               rate disparity that existed prior to the merger and "is a direct result of [Union Electric] having lower marginal costs and synergies that will arise from the merger." 79 FERC at 65,084-87. With regard to these "synergies," the presiding judge explained that since these synergy savings were not being passed on to Soyland, the rate disparity
                    ---
               would be exacerbated.

          Docket No. EC96-7-000, et al.               - 22 -
                                 -- --
          open season; (3) the Applicants and Soyland should attempt to reach settlement on the valuation of stranded costs; and (4) failing such a settlement resolution, the stranded cost issue should be set for hearing. 50/
                                     --
               C.  Arguments On and Opposing Exceptions
                   ------------------------------------

               UtiliCorp argues on exceptions that the presiding judge erred by imposing a stranded cost obligation as part of its open season. UtiliCorp claims that the presiding judge's ruling is:
          (1) contrary to Order No. 592 because a stranded cost exit fee would moot the benefits of an open season as a remedy to merger-related harm, and (2) contrary to Order Nos. 888 and 888-A since there is no direct nexus between the availability and use of Commission-required transmission access and stranded costs that is required under Order No. 888-A. UtiliCorp also argues that the Applicants and Trial Staff incorrectly state that the Commission cannot take competitive impacts into account when examining the merger's effect on rates. UtiliCorp reiterates that Enron is inapplicable because the energy price issues present here were not considered in that case since Enron did not involve a joint dispatch of resources. 51/
                                                 --
               CILCO also argues that the presiding judge erred in finding that CILCO had the burden of proving substantial doubt regarding the adequacy of the Applicants' proposed ratepayer protection mechanism. CILCO argues that the presiding judge erred in failing to grant it an open season and that this ruling is inconsistent with the finding that adding Union Electric's native load customers to the pricing queue ahead of CILCO dilutes CILCO's rights. CILCO also argues that the presiding judge erroneously relied on a statistical imperative, rather than record evidence, to conclude that CILCO would benefit from the merger. Finally, CILCO asserts that certain of Central Illinois' sales to CILCO are improperly made under letter agreements that have not been filed with the Commission and that the Commission should thus assess penalties against Central Illinois or nullify these letter agreements. 52/
                                   --
               Soyland argues that the presiding judge erred by failing to grant it an unconditional open season. Soyland argues that the harm it will experience from the merger is not adequately

          __________________

          50/  The Applicants have not filed amendments to the PSA or TSA,
          --
             nor has a settlement been filed on the stranded cost issue.

          51/  UtiliCorp Brief Opposing Exceptions at 8-24.
          --

          52/  Trial Staff recommended that the Commission require Central
          --
               Illinois to file these two letter agreements.  See Trial
                                                              ---
               Staff Brief Opposing Exceptions at 48.

          Docket No. EC96-7-000, et al.               - 23 -
                                 -- --
          redressed by the presiding judge's decision that the Applicants only propose a formula for reducing rates under the TSA to reflect Soyland's share of the non-Joint Dispatch Agreement merger savings. In support Soyland claims that: (1) additional merger-related use of Central Illinois' transmission lines by the Applicants will decrease the available transmission capacity for Soyland on the Central Illinois system; (2) the Ameren open access tariff and the Soyland TSA will operate together such that the Applicants will greatly over-recover their FERC-approved transmission revenue requirement; (3) the Applicants concede that their proposed open season for formula rate customers such as Soyland is not an open season but a rate cap; (4) the rate cap does not protect Soyland from the disparity between the TSA rate and the Ameren open season transmission rate paid by the Applicants and their new customers; (5) the TSA is unduly discriminatory as to Soyland because as opposed to the Ameren open access tariff, the TSA requires a surcharge for variations in customer load from year to year and a minimum daily rate even if service is taken for only a few hours; and (6) the Applicants' rate cap proposal fails to insulate Soyland from rate exposure resulting from administrative fee escalations in the TSA and the PSA. 53/
               --
               The Applicants and Trial Staff argue that the presiding judge erred by: (1) imposing merger conditions relating to UtiliCorp and Soyland because the ratepayer protections offered by the Applicants insulate these customers from possible adverse rate effects resulting from the merger; (2) basing additional ratepayer protection for Soyland on competitive harm; (3) addressing the concerns of the three intervenors regarding the rates and terms of their existing contracts with the Applicants;
          (4) not applying Enron, i.e., that the alleged harm must be
                           -----  ----
          related to the merger before mitigation measures are appropriate;
          (5) creating his own legal standard of review since no evidence was ever received regarding the existence, correctness, or applicability of the statistical imperative used to justify additional ratepayer protection to UtiliCorp; (6) applying an inaccurate legal standard in finding that Soyland's rate disparity argument is a hybrid or inter-effect issue involving competition and ratepayer protection; (7) not finding that the terms of the SPPA and CILCO agreements fully protect UtiliCorp and CILCO from any adverse effect on rates; (8) finding that the merger will result in higher energy rates from the Applicants; and (9) concluding that Soyland would not have its fair share of merger savings under the TSA since Soyland's TSA formula rate will automatically operate to pass on any cost reductions that accrue from the merger for those cost components that are included in the TSA formula.

          _________________

          53/  Soyland Brief on Exceptions at 56-71.
          --

          Docket No. EC96-7-000, et al.               - 24 -
                                 -- --

               The Applicants respond to UtiliCorp's allegation of competitive harm. They argue that UtiliCorp is currently paying below a fully allocated, embedded cost-of-service rate for capacity, as shown by UtiliCorp's negotiated demand charge which is discounted steeply in relation to both Union Electric's Missouri retail and wholesale requirements rates. The Applicants also argue that UtiliCorp's energy charge of incremental cost plus ten percent is also substantially less than the rates paid by Union Electric's wholesale and retail requirements customers; and even after the merger savings have been flowed through, the rates of Union Electric's existing requirements customers will be higher than the discounted rates paid by UtiliCorp. 54/
                                                              --

               D.  Commission Decision
                   -------------------

               Under section 203 of the FPA, applicants must show that their merger taken as a whole "will be consistent with the public interest." 55/ We find that the Applicants have demonstrated
                     --
          that ratepayers will be adequately protected from merger-related harm.

               With regard to Soyland, the presiding judge found that the Applicants have proposed to revise their PSA contract with Soyland to ensure that Soyland is held harmless from cost increases, and that Soyland will receive merger savings related to the Joint Dispatch Agreement. However, the presiding judge ruled that these efforts were inadequate because the merger savings to Soyland were insufficient. The presiding judge concluded that:

               . . . Soyland has demonstrated that unless it receives its fair share of merger-related savings through reductions in its PSA and TSA, it will suffer
               anticompetitive and rate harm arising from the merger
               . . .  .

          79 FERC at 65,086.

               We conclude that the presiding judge erred in finding that the Applicants' proposals with regard to Soyland are inadequate. We find no evidence on this record that the merger could result in an increase in Soyland's rates under the TSA or the PSA -- the Applicants' rate cap proposal assures nothing less. In fact,

          ___________________

          54/  Applicants Brief on Exceptions at 18.
          --

          55/  Entergy Services Inc. and Gulf States Utilities Company,
          --
               Opinion No. 385, 65 FERC (P) 61,332 at 62,473 (1993), order on
                                                                     --------
               reh'g, Opinion No. 385-A, 67 FERC (P) 61,192 (1994), appeal
               -----                                                ------
               pending.
               -------

          Docket No. EC96-7-000, et al.               - 25 -
                                 -- --

          Soyland concedes that the ratepayer protections offered by the Applicants will protect it from rate increases. 56/ Moreover, we
                                                          --
          find substantial evidence that the merger may reduce Soyland's costs under these agreements because a portion of the savings from joint dispatch will automatically flow to Soyland through its formula rate contracts. Soyland will automatically and immediately receive through its formula rates the benefits of any merger-related cost savings that pertain to the cost components in those formulas. 57/
                             --
               With regard to UtiliCorp and CILCO, we agree with the Applicants and Trial Staff that the terms of the SPPA and the CILCO Agreements, respectively, insulate these customers from any merger-related harm. The demand charges under these agreements are fixed at contractually established levels and will not vary as a result of this merger (Exhibit 419A; Tr. 991) -- which UtiliCorp concedes (Tr. 1215).

               We also find that there has been no showing that energy charges under the SPPA Agreement would increase as a result of this merger. Moreover, there is no obligation to purchase energy from Union Electric under these agreements -- which UtiliCorp also concedes (Tr. 1215-16). Thus, these customers could purchase from numerous other suppliers on the open market. In effect, these customers already have the ability to schedule transactions to minimize their energy costs under these agreements. The Applicants' proposed rate cap on energy charges provides an additional assurance that UtiliCorp's energy costs will not increase as a result of this merger.

               We also note that with respect to the energy rates charged to CILCO, CILCO did not contract for energy at a fixed price; rather, it contractually agreed that energy would be priced at marginal cost plus 10 percent. Moreover, CILCO is not obligated to purchase energy from Central Illinois; it can purchase energy on the open market -- the same protection it would have if it were given an open season.

          ________________

          56/  Under cross-examination, Soyland witness Harbour agreed that
          --
               with the commitments and ratepayer protections offered by the Applicants, he had no concerns that Soyland's rates under either the PSA or the TSA would increase as a result of this merger. Tr. 1486-87.

          57/  We also find, as discussed above, that the rate disparity of
          --
               which Soyland complains between the transmission rates under the TSA and the Ameren open access tariff is unrelated to this merger since nearly the same disparity exists between the TSA rates and the rates of Central Illinois' stand-alone open access tariff.

          Docket No. EC96-7-000, et al.               - 26 -
                                 -- --
               In addition, we find that the harm alleged by UtiliCorp, CILCO, and Soyland is the result of these customers' existing contracts with Applicants, and is thus unrelated to this merger. The Commission has stated that we will remedy only specific harms resulting from a proposed merger, but we have also required the affected entity to first establish a nexus between the proposed merger and the alleged harm. 58/ Based on the evidence in this
                                       --
          case, we find that the intervenors have failed to demonstrate the required nexus between their alleged harm and the proposed merger, and have, in fact, conceded that there was no such nexus.

               We also find that the presiding judge erred in developing his own standard of review of the competition and rate impact issues in this proceeding. Specifically, the presiding judge treated Soyland's and UtiliCorp's concerns as "a hybrid or inter-effect issue that must be analyzed both as a competition and rate issue." 79 FERC at 65,085. Subsequently, the presiding judge found that

               . . . when reviewing a merger that has rate increases for certain customers and rate decreases for others as well as merger savings, the merger's effect on rates and competition must be viewed through a prism that is not mutually exclusive. Instead, in circumstances such as here, the consideration of the merger's effect on rates must include evaluation of the merger's savings
               . . .  .

          79 FERC at 65,085.

               We find that the presiding judge's approach, in effect, required the type of cost/benefit analysis we rejected in the Merger Policy Statement in favor of ratepayer protection mechanisms. Merger Policy Statement, FERC Stats. & Regs. at
                       -----------------------
          30,111.

          IV.  Section 206 Investigation
               -------------------------

               However, we find that there is merit to CILCO's and Trial Staff's claims concerning the two limited term purchase agreements between CILCO and Central Illinois (Exhibit 419A). 59/
                                                                        --
          Although we find no basis for nullifying these agreements (as requested by CILCO), we find that a review of these agreements is warranted here since they contain terms and conditions of service that have not been reviewed by the Commission and which

          _________________

          58/  See Duke, 79 FERC at 62,041.  See also Enron, 78 FERC at
          --   --------                      -------- -----
               61,137.

          59/  The presiding judge neglected to rule on this issue in his
          --   Initial Decision.

          Docket No. EC96-7-000, et al.               - 27 -
                                 -- --
          may go beyond a simple reservation of service under the umbrella Interconnection Agreement between these parties. 60/
                                                           --
          Accordingly, we will direct the Applicants to file these agreements with the Commission within twenty (20) days of the date of issuance of this opinion.

               In cases where, as here, the Commission institutes a section 206 investigation on its own motion, section 206(b) requires that the Commission establish a refund effective date that is no earlier than 60 days after publication of notice of the Commission's investigation in the Federal Register, and no later than five months subsequent to the expiration of the 60-day period. In order to give maximum protection to consumers, and consistent with our precedent, we will establish the refund date at the earliest date allowed. 61/ That date will be 60 days from
                                        --
          the date on which notice of our initiation of the investigation in Docket No. EL98-1-000 is published in the Federal Register.

               Section 206(b) also requires that, if no final decision is rendered in the Commission's investigation by the refund effective date or by the conclusion of the 18-day period commencing upon the initiation of a proceeding pursuant to section 206, whichever is earliest, the Commission shall state its best estimate as to when it reasonably expects to make such a decision. To implement that requirement, we will direct the presiding judge to provide a report to the Commission 15 days in advance of the refund effective date in Docket No. EL98-1-000 in the event the presiding judge has not by that date: (1) certified to the Commission a settlement which, if accepted, would dispose of the proceeding; or (2) issued an initial decision. The presiding judge's report, if required, shall advise the Commission of the status of the investigation and provide an estimate of the expected date of certification of a settlement or issuance of an initial decision.

          V.  Rehearing Requests
              ------------------

               Timely requests for rehearing of the hearing order were filed by the Applicants, Illinois Municipal Electric Agency (Illinois Municipal), and jointly by Missouri Municipal, Springfield, and Kirkwood (jointly, the Municipals).

               The Applicants request that the Commission direct the presiding judge to conduct this proceeding in two phases. The Municipals filed an answer in response to the Applicants' request

          ____________

          60/  See CILCO Brief On Exceptions at 35-38; Trial Staff Brief
          --   ---
               Opposing Exceptions at 48.

          61/  See, e.g., Canal Electric Co., 46 FERC (P) 61,153, reh'g
          --   ---  ----                                          -----
               denied, 47 FERC (P) 61,275 (1989).
               ------

          Docket No. EC96-7-000, et al.               - 28 -
                                 -- --

          arguing that the Applicants have not provided justification for bifurcating the proceeding. UtiliCorp also filed an answer objecting to the Applicants' phasing proposal. The Municipals request that the Commission clarify that specific issues that relate directly to them (e.g., common bus agreements and
                                   ----
          competition concerns) will be addressed at hearing. Illinois Municipal requests that the Commission clarify that it set for hearing whether the Applicants must offer Illinois Municipal comparable system-wide transmission service and single, system-wide rates as a condition of the merger. As discussed above, since the issues raised by these parties have either been settled or rendered moot by the issuance of this opinion, we will dismiss the requests for rehearing.

          Conclusion
          ----------

               Based on the record in this proceeding, we will approve the Applicants' proposed merger and accept the Applicants' ratepayer protection mechanisms. We find that the ratepayer protections offered by the Applicants are adequate to prevent ratepayer harm and the intervenors have not met their burden of showing that this merger will likely harm competition. Accordingly, we will reject the merger conditions imposed by the presiding judge. 62/
                                                                       --
          However, the Applicants are directed to comply with the ratepayer commitments they have made in this proceeding.

          The Commission orders:
          ---------------------

               (A)  The requests for rehearing are hereby dismissed.

               (B) The Initial Decision issued in this proceeding is hereby affirmed in part and reversed in part, as discussed in the body of this opinion.

               (C) The Applicants' proposed merger is hereby approved, and we direct the Applicants to comply with the ratepayer protection commitments that they have made in this proceeding, as discussed in the body of this opinion.

               (D) The Commission retains the authority under section 203(b) of the FPA to issue supplemental orders, as appropriate.

               (E) The foregoing authorization is made without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates, determinations of cost, or any other matter whatsoever now pending or which may come before this Commission.

          __________________

          62/  We note that the Missouri Commission, as a condition of its
          --
               merger approval, ordered Union Electric to negotiate for participation in the "Midwest ISO."

          Docket No. EC96-7-000, et al.               - 29 -

               (F) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

               (G) The Applicants shall promptly notify the Commission when the proposed merger is consummated.

               (H) The settlement agreement filed on July 21, 1997, among the Applicants, Kirkwood, and the Missouri Municipal is hereby approved.

               (I) The Applicants shall modify section 11.2(a) of the PSA to reflect the agreed-upon modification of Soyland's formula for monthly energy charges, as noted in the Initial Decision at 79 FERC at 65,089.

               (J) Within twenty (20) days of the date of the issuance of this opinion, the Applicants are directed to file the two limited term purchase agreements between CILCO and Central Illinois, as discussed in the body of this opinion.

               (K) Pursuant to the authority contained in and subject to the jurisdiction conferred upon the Federal Energy Regulatory Commission by section 402(a) of the Department of Energy Organization Act and by the Federal Power Act, particularly section 206 thereof, and pursuant to the Commission's Rules of Practice and Procedure and the regulations under the Federal Power Act (18 C.F.R., Chapter I), a public hearing shall be held in Docket No. EL98-1-000 concerning the justness and reasonableness of the CILCO/Central Illinois agreements, as discussed in the body of this opinion.

               (L) The Secretary shall promptly publish a notice of the Commission's initiation of the proceeding in Docket No. EL98-1-000 in the Federal Register.

               (M) The refund effective date in Docket No. EL98-1-000, established pursuant to section 206(b) of the Federal Power Act, will be 60 days following publication in the Federal Register of the notice discussed in Ordering Paragraph (L).

               (N) The presiding administrative law judge shall advise the Commission, no later than 15 days prior to the refund date established in Docket No. EL98-1-000, in the event that the presiding judge has not by that date certified to the Commission a settlement which, if accepted, would dispose of the proceeding or issued an initial decision, as to the status of the proceeding and his best estimate of when the proceeding will be disposed of by the presiding judge.

               (O) A presiding administrative law judge, to be designated by the Chief Administrative Law Judge, shall convene a conference

          Docket No. EC96-7-000, et al.               - 30 -

          in Docket No. EL98-1-000, to be held within approximately thirty
          (30) days from the date of this order, in a hearing room of the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, DC 20426. Such conference shall be held for the purpose of establishing a procedural schedule. The presiding judge is authorized to establish procedural dates and to rule on all motions (except motions to dismiss) as provided for in the Commission's Rules of Practice and Procedure.

               (P) The Applicants are hereby informed of the rate schedule designations shown on the Attachment to this opinion.

          By the Commission.

          ( S E A L )


                                              /s/ Lois D. Cashell
                                              Lois D. Cashell,
                                                 Secretary.

          Docket No. EC96-7-000, et al.               - 31 -

                                Union Electric Company
                       Docket Nos. ER96-679-000 and EC96-7-000

                          Rate Schedule Designations
                          --------------------------


                                                Description/
                 Designation                    Effective Date
                 -----------                    --------------

          (1)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               36 under FERC Electric     Centalia, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (2)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with Citizens
               37 under FERC Electric     Electric Corporation/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (3)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               39 under FERC Electric     Farmington, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (4)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 7 to        of the Substitute Power
               Service Agreement No.      Agreement with
               40 under FERC Electric     Fredericktown, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (5)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               41 under FERC Electric     Rolla, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (6)  Supplement No. 2 to        Supplement to Exhibit A
               Supplement No. 5 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               43 under FERC Electric     Linneus, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          Docket No. EC96-7-000, et al.               - 32 -

                                Union Electric Company
                       Docket Nos. ER96-679-000 and EC96-7-000


                          Rate Schedule Designations
                          --------------------------

                                               Description/
                 Designation                   Effective Date
                 -----------                   --------------

          (7)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               44 under FERC Electric     Perry, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (8)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               45 under FERC Electric     St. James, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (9)  Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 3 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               46 under FERC Electric     California, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (10) Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 4 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               49 under FERC Electric     Owensville, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          (11) Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 3 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               50 under FERC Electric     Marceline, Missouri/
               Tariff, Original Volume    June 1, 1997
               No. 5

          (12) Supplement No. 1 to        Supplement to Exhibit A
               Supplement No. 5 to        of the Substitute Power
               Service Agreement No.      Agreement with City of
               51 under FERC Electric     Kirkwood, Missouri/
               Tariff, Original Volume    May 31, 1997
               No. 5

          Docket No. EC96-7-000, et al.               - 33 -

                                Union Electric Company
                       Docket Nos. ER96-679-000 and EC96-7-000

                              Rate Schedule Designations
                              --------------------------

                                                       Description/
                 Designation                           Effective Date
                 -----------                           --------------

          (13) Supplement No. 1 to                Supplement to Exhibit A
               Supplement No. 2 to                of the Substitute Power
               Service Agreement No.              Agreement with City of
               52 under FERC Electric             Hannibal, Missouri/
               Tariff, Original Volume            May 31, 1997
               No. 5